Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the Class A common stock, par value $0.0001 per share, of Nuvalent, Inc. (us, our, we or the Company), which is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act), summarizes certain information regarding our common stock in our third amended and restated certificate of incorporation (restated certificate of incorporation), our amended and restated bylaws and applicable provisions of the Delaware General Corporation Law (the DGCL), and is qualified by reference to our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 140,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. Our Class A common stock is registered under Section 12(b) of the Exchange Act.

Common Stock

Voting Rights. The holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Except as otherwise expressly provided in our restated certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our Class B common stock are not entitled to any votes per share of Class B common stock, including for the election of directors. The holders of our common stock do not have any cumulative voting rights.

Dividends. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets remaining after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights or sinking fund provisions, except that holders of our Class B common stock have the right to convert each share of our Class B common stock into one share of Class A common stock at such holder’s election subject to the ownership limitations provided for in our restated certificate of incorporation that prohibit the conversion of our Class B common stock into shares of Class A common stock to the extent that, upon such conversion, such holder and any other persons with whom such holder’s beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would beneficially own in excess of 4.9% or 9.9%, as applicable, based on the holder’s election, of any class of our securities registered under the Exchange Act. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our restated certificate of incorporation, our board of directors is authorized, without further action by our stockholders, to issue up 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. In addition, the issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Our restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Staggered Board; Removal of Directors. Our restated certificate of incorporation divides our board of directors into three classes with staggered three-year terms. In addition, our restated certificate of incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Under our restated certificate of incorporation, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. Furthermore, our restated certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for stockholders to change the composition of our board of directors or for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. Our restated certificate of incorporation and amended and restated bylaws also provide that, except as required by statute, only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. In addition, our amended and restated bylaws establish advance notice procedures for stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super-majority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Any amendment of our restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, and limitation of liability must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our amended and restated bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the amended and restated bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, voting together as a single class, except that the amendment of the provisions relating to notice of stockholder business and nominations and special meetings must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Exclusive Forum Selection. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any of our current or former directors, officers, and employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our restated certificate of incorporation or our amended and restated bylaws (including the interpretation, application, validity or enforceability thereof), or (iv) any action asserting a claim that is governed by the internal affairs doctrine; provided, however, that the this provision shall not apply to any causes of action arising under the Securities Act of

1933, as amended (the Securities Act), or the Exchange Act. In addition, our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.